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                                                                  EXHIBIT 10.124



                              EMPLOYMENT AGREETMENT
                              ---------------------

         AGREEMENT made as of this 1st day of March, 1998 between BLUEGREEN CORPORATION, a Massachusetts corporation (hereafter "Bluegreen"), having a usual place of business in Boca Raton, Florida, and GEORGE F.DONOVAN (hereafter "Employee"), an individual and resident of Florida.

         1. GENERAL.

         Employee is, and for some time has been, the President and Chief Executive Officer of Bluegreen.

         The parties desire to enter into this Agreement to ensure the continued service of Employee to Bluegreen and to ensure Employee of his long term employment as President and Chief Executive Officer. This Agreement supersedes and replaces all other employment agreements between the parties and sets forth the terms and conditions of employment.

         The parties agree that Employee has, and will continue to have, a thorough knowledge of the business and affairs of Bluegreen, both past and present, and by reason of his position of its future plans, and that this knowledge does and will include proprietary knowledge, trade secrets and all manner of confidential, proprietary, sensitive and confidential information.

         NOW, THEREFORE, the parties agree further as follows:

         2. TERM. The term of this Agreement shall be from March 2, 1998 until January 6, 2004, unless sooner terminated as herein set forth, or unless extended by the agreement of the parties.

         3. POSITION. Employee shall be employed as President and Chief Executive Officer of Bluegreen during the term hereof.

         4. DUTIES. Employee shall have and perform the duties customarily assumed by the chief executive officer of a corporation, which shall include general executive powers and duties over the affairs of Bluegreen and such other duties as shall be assigned to him by the Board of Directors.

         Employee shall devote all of his business time to the business and affairs of Bluegreen, except that with consent of the Board of Directors he may pursue other business and affairs.

         Employee shall, except as above, devote his business time exclusively to the performance of his duties hereunder and shall carry out his duties in a good and professional manner.





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         Employee shall be subject, and shall report solely, to the Board of
Directors of the company.

         5. COMPENSATION. Beginning with the commencement of the next fiscal year of the corporation (April 1, 1998), the base salary of Employee shall be $375,000 annually, payable bi-weekly. (Prior to that time the base salary shall be $350,000.) This base salary shall not be reduced during the term of this Agreement.

         6. BONUS. Employee shall be eligible to receive cash bonuses payable annually (or at such lesser intervals as may be approved by the Board of Directors), pursuant to the incentive bonus plan of Bluegreen as approved by the Board of Directors from time to time.

         7. BENEFITS.

                  (a) Employee shall be entitled, in accordance with Bluegreen's general policies and procedures for management personnel, to participation in any pension, savings, 401(k), stock option, employee stock ownership and profit-sharing plans, health insurance, leave, vacation and other employment benefits as are made available from time to time by the Board to or for the benefit of Company management.

                  (b) During his term of employment, Employee shall be entitled to prompt reimbursement of all reasonable expenses incurred in the course of and pursuant to the performance of his duties hereunder and in connection with promoting and carrying out the business of Bluegreen. Employee agrees to maintain adequate documentary proof and written records, in such detail as the Company may reasonably request, of all fees, costs and expenses to be reimbursed by the Company hereunder.

                  (c) Employee shall be eligible to receive stock options as may be approved by the Board of Directors from time to time.

         8. DISABILITY. In the event that Employee shall be incapacitated by reason of mental or physical disability during the term of his employment hereunder so that he is substantially prevented from performing his duties and services hereunder for a period of ninety (90) consecutive days, or for shorter periods aggregating 120 days during any 12-month period (a "Disability"), Bluegreen thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon Employee's employment hereunder shall immediately terminate. Upon such termination, Employee shall be entitled to receive and shall be paid by Bluegreen, all amounts for expenses, etc., properly due to him and, on a bi-weekly basis, his base salary as in effect on the date of termination for 24 months. Employee shall accept such payments in full discharge and release of Bluegreen of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.



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         9. DEATH. In the event of Employee's death during the term of his employment hereunder, Employee's designated beneficiary or, if no such beneficiary shall have been designated by Employee, the estate of Employee, shall be entitled to receive and shall be paid by Bluegreen any and all of Employee's unpaid salary compensation due as of the date of his death, and any other amounts due to Employee, in each case through the date of death. Employee shall be entitled to no payments or benefits following the date of death. Such payments shall be in full discharge and release of Bluegreen of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee (or Employee's estate) otherwise than under this Agreement.

         10. TERMINATION FOR CAUSE.

                  (a) Bluegreen shall have the right to terminate the employment of Employee hereunder for cause at any time if:

                           (i) Employee shall be convicted by a court of
competent and final jurisdiction of any crime (whether or not involving Bluegreen) which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to materially and adversely reflect upon the reputation of Bluegreen or its senior management; or

                           (ii) Employee shall commit any act of embezzlement,
fraud or similar dishonest and injurious conduct against or with respect to Bluegreen; or

                           (iii) Employee shall demonstrate injurious misconduct
in connection with the performance of his duties and responsibilities under this Agreement (and/or as assigned to him from time to time by the Board in accordance with the provisions hereof); or

                           (iv) Employee shall demonstrate negligent, reckless
or grossly negligent and injurious conduct in connection with the performance of, or a gross disregard for, his duties and responsibilities under this Agreement and as assigned to him from time to time by the Board in accordance with the provisions hereof.

                  (b) Any determination to terminate Employee for Cause pursuant to paragraph 10(a) hereof shall be made in the good faith judgment of the Board after Employee has been provided a reasonable opportunity to be heard, which judgment shall be final and binding upon Employee. In the event that the employment of Employee shall be terminated by Bluegreen for cause pursuant to this paragraph, Employee shall be entitled to receive his salary, and any other amounts properly due from Bluegreen to Employee, through the date of such termination. Employee shall accept payment pursuant to this subparagraph in full discharge and release of Bluegreen of and from any further obligations under this Agreement. Nothing contained in this paragraph shall constitute a waiver or release by Bluegreen of any rights or claims it may have against Employee.


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         11. TERMINATION WITHOUT CAUSE.

                  (a) Bluegreen may, by written notice to Employee, terminate Employee's employment hereunder at any time without cause, provided that it delivers to Employee written notice of such termination and provides to Employee the payments required in this paragraph. Upon termination of Employee's employment pursuant to this Paragraph, Employee shall be paid the base salary to which Employee is entitled under paragraph 5 hereof, at Bluegreen's regular and customary intervals for such payment, together with any other amounts then due to him.

         The following events shall, ipso facto, constitute a termination without cause:

                           (i) Employee is assigned to any position, duties or
responsibilities that are significantly diminished when compared with the position, duties or responsibilities of the Employee on the date of this Agreement, except when such action is taken because of Employee's inability to perform his duties;

                           (ii) the Employee is requested to engage in conduct
that is reasonably likely to result in a violation of law;

                           (iii) the failure by Bluegreen to obtain the
assumption of, and agreement to perform, this Agreement by any successor to its business;

                           (iv) repudiation by Bluegreen of any material
obligation of Bluegreen under this Agreement;

                           (v) the sale of all or substantially all of the
business and/or assets of Bluegreen or the liquidation of Bluegreen.

         The payments shall continue for twenty-four (24) months following termination.

                  (c) In the event of a termination of Employee's employment under the preceding subparagraph, and thereafter Employee obtains other employment then, to the extent that Employee receives compensation (whether in the form of salary, bonus or otherwise) from such other employment, the payments to be made by Bluegreen under any provision of this Agreement shall be correspondingly reduced, dollar-for-dollar, by such compensation received by Employee through such other employment.

                  (d) Upon termination without cause by Bluegreen, Employee shall, in addition to the payment of the base salary above provided for, and to all other amounts due him from Bluegreen, receive at the same time as bonus payments are made to other executive Employees, a pro rata share of any bonus payable for the fiscal year during which the termination occurred, determined upon the same basis that his bonus would have been determined had he continued in employment for the entire fiscal year of termination, provided


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that at the time of payment he is not in breach of any of the continuing obligations imposed upon him in paragraph 15 hereof.

                  (e) Upon Employee's termination by Bluegreen without cause, all options theretofore granted to Employee that are not vested shall immediately vest.

         12. TERMINATION BY EMPLOYEE. Employee may, by written notice to Bluegreen, terminate Employee's employment hereunder, provided that he delivers to Bluegreen not less than six (6) months advance written notice of such termination (the six-month period between such notice and termination being referred to herein as the "Termination Period"). During the Termination Period, so long as Employee performs his duties and responsibilities as required in accordance with this Agreement (and so long as Bluegreen is not entitled to terminate Employee for cause pursuant to paragraph 10 hereof, in which case the provisions of paragraph 10, and not this paragraph 12, shall apply), Employee shall be entitled to the salary, bonus and benefits (to the extent earned, accrued and payable) described in paragraphs 5 and 6 hereof, in each case, payable at Bluegreen's regular and customary intervals for such payment or benefit, through the date of termination. Employee shall be entitled to no payments or benefits following the date of any termination under this paragraph
12. Employee shall accept such payments and benefits in full discharge and release of Bluegreen of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

         13. RESTRICTION ON EMPLOYEE'S ACTIVITIES FOLLOWING TERMINATION. Employee agrees that following termination of his employment for any reason, and for a period of twenty-four (24) months thereafter:

                  (a) NON-COMPETITION. Employee shall not, directly or indirectly, for himself or any other person or entity, engage in or have any interest in any sole proprietorship, partnership, corporation, association or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages in competition (as defined herein) with Bluegreen and/or any subsidiary; provided, however, that Employee may acquire, solely as an investment, shares of capital stock or other equity securities of any company which are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation. The Employee acknowledges that Bluegreen would be severely and adversely affected if the Employee engages in competition with Bluegreen.

                  (b) NONDISCLOSURE. Employee will not divulge, communicate, utilize or exploit in any way other than in performing his duties hereunder, any material confidential information (as hereinafter defined) pertaining to the business of Bluegreen. Any material confidential information or data now or hereafter acquired by the Employee with respect to the business of Bluegreen (which shall include material information concerning Bluegreen's financial condition, prospects, customers, methods of doing business, including purchasing and


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sourcing information and marketing and promotion of Bluegreen's products and services) shall be deemed a valuable, special and unique asset of Bluegreen that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to Bluegreen with respect to all of such information during the Employee's employment hereunder and for a period of twenty-four (24) months thereafter. In addition, with respect to specific contractual relationships of Bluegreen, Employee shall not divulge, communicate or utilize or exploit in any way other than in performing his duties hereunder and shall remain a fiduciary with respect to confidential information relating to such contractual relationships of Bluegreen for the longer of (a) the term of such contract, or
(b) twenty-four (24) months after the end of the Employee's employment hereunder. For purposes of this Agreement "confidential information" means information disclosed to the Employee or known by the Employee as a consequence of or through his employment by Bluegreen (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof, and not generally known, about Bluegreen's products and services.

                  (c) NON-SOLICITATION OF EMPLOYEES. Employee will not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of Bluegreen, unless such employee or former employee has not been employed by Bluegreen for a period in excess of six (6) months.

                  (d) BOOKS AND RECORDS. All books, records, accounts and similar tangible repositories of confidential information of Bluegreen, whether prepared by Employee or otherwise coming into Employee's possession, shall be the exclusive property of Bluegreen and shall be returned immediately to Bluegreen on termination of this Agreement, or at the Board of Director's request at any time.

                  (e) Competition, as used herein, shall mean any organizations or persons who are in the business of land development or time sharing within any state or jurisdiction in which Bluegreen is, at the time of termination of employment, itself engaged in land development or time sharing.

         14. INJUNCTION. Employee acknowledges that the services to be rendered by him are of a special, unique and extraordinary character, that, in connection with such services, he will have access to confidential, proprietary and/or sensitive competitive information vital to Bluegreen's business operations and prospects and that therefore the restrictive covenants set forth in paragraph 13 are fair and reasonable, are material to this Agreement and have materially induced Bluegreen to enter into this Agreement and provide the benefits to Employee provided hereunder. Accordingly, Employee consents and agrees that if he violates or breaches any of the provisions of paragraph 13, Bluegreen would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, Bluegreen shall be entitled to apply to any court of competent jurisdiction, for an injunction restraining Employee from committing or continuing any such violation of this Agreement, or for such other equitable or special relief that Bluegreen shall deem appropriate in view of such violation. Nothing in this Agreement shall be construed as prohibiting Bluegreen from


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pursuing any other remedy or remedies including, without limitation, recovery of damages, permitted at law or in equity.

         15. MODIFICATION OF RESTRICTIONS. In the event that any of the provisions contained in this Agreement shall be held to be in any way an unreasonable restriction on Employee or otherwise void or unenforceable, then the court so holding may reduce the territory and/or period of time in which such restriction operates, or modify or eliminate any such restriction, to the extent necessary to render such paragraph enforceable to the maximum extent permitted by law.

         16. ARBITRATION. Save for the provisions of paragraph 14 with respect to injunctive relief, all disputes arising under this Agreement shall be subject to arbitration, and neither party shall bring any action in any court with reference thereto except to obtain enforcement of any arbitration award. Arbitration shall be in accordance with and under the rules of the American Arbitration Association as in effect at the time of the dispute unless the parties shall agree to some different alternative dispute resolution method.

         All costs, expenses and awards under the arbitration or alternative dispute resolution method shall be divided between the parties as the arbitrator may determine.

         The arbitrator's decision shall be final.

         17. DEBT FORGIVENESS: In addition to the base salary payments herein provided for in paragraph 5, Bluegreen shall forgive, on a pro rata basis (20% per year), over a five (5) year period, beginning April 1, 1998, the debt carried on the books of Bluegreen as owing from Employee, which debt as of April 1, 1998 will be $_________. This debt forgiveness will be treated as income to Employee. There will be no tax gross up.

         Any amounts not forgiven at the time of termination of Employee's employment shall remain as debt due to Bluegreen.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         19. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Bluegreen:

         Bluegreen Corporation
         5295 Town Center Road
         Boca Raton, FL 33486


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         If to Employee:

         George F. Donovan
         6287 NW 23rd Way
         Boca Raton, FL 33496

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

         19. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement of any part thereof all of which are inserted conditioned on their being valid in law, and, in the event that any one or more of the words, phases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both the otherwise invalid provisions will be considered to be reduced to a period or area which would cure such invalidity.

         20. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate as nor be construed as a waiver of any subsequent breach or violation.

         21. DAMAGES. Subject to the provisions of Paragraph 16, nothing contained herein shall be construed to prevent Bluegreen or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

         22. NO THIRD-PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Employee, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

         23. SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Bluegreen and the Employee with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between Bluegreen and the Employee with respect to his employment.

         25. COUNSEL. Bluegreen and the Employee represent and agree that each of them have thoroughly discussed all aspects of this Agreement with their respective attorneys, and






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that they have carefully read and fully understand all of the provisions of this
Agreement and have voluntarily entered into it.

         26. MISCELLANEOUS. The captions and headings herein are for convenience of reference only and shall not be deemed to be a par of the substance of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.



BLUEGREEN CORPORATION

/s/ Fredrick Myers                        /s/ George F. Donovan
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                        Chairman
------------------------                  George F. Donovan
Board of Directors
Bluegreen Corporation






















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